Exhibit T3A-3

CONSECUTIVE TEXT OF THE ARTICLES

OF ASSOCIATION OF REGUS BUSINESS

CENTRE B.V., WITH REGISTERED OFFICE

IN AMSTERDAM, IN FORCE AS OF

SEPTEMBER 3TH, 1993.

NAME AND SEAT.

ARTICLE 1.

1.	The name of the company is:

Regus Business Centre B.V..

2.	The company has its official seat in Amsterdam.

OBJECTS.

ARTICLE 2.

The objects of the company are:

•	to acquire and alienate, in ownership or in use, to rent, let, construct, administrate, finance and exploit real property and other assets;

•	to participate in, to finance, to collaborate with, to conduct the management of and provide advice and other services to legal persons and other enterprises;

•	to provide security for the debts of legal persons or of other companies with which the company is affiliated in a group and to third parties;

•	to undertake all that which is connected to the foregoing or in furtherance thereof,

all in the widest sense of the words.

TERM.

ARTICLE 3.

The company is incorporated for an indefinite period.

CAPITAL.

ARTICLE 4.

1.	The company’s authorized capital amounts to three million

Dutch Guilders (Df1. 3,000,000.-) and is divided into three thousand shares with a par value of one thousand Dutch Guilders (Df1. 1,000.-).

2.	The issue of shares (including the granting of rights to subscribe for shares) may be effected only by virtue of a resolution adopted by the shareholders meeting;

such a resolution shall also set out the price and other terms and conditions of issue.

The price may not be below par.

3.	Furthermore, the issue of shares requires a notarial deed to that effect, executed before a civil law notary, officiating in the Netherlands.

4.	The company may acquire fully paid-up shares (including depositary receipts issued for shares) in its own capital without paying consideration, or with due observance of section 207 Book 2 Dutch Civil Code.

SHARES.

ARTICLE 5.

1.	The shares shall be registered and numbered consecutively from 1 upwards.

2.	The company shall not issue share certificates.

3.	The company shall not cooperate with the issue of depositary receipts issued for shares in its own capital.

4.	The Management Board shall keep a register in which the names and addresses of all shareholders are recorded, showing the date on which they acquired the shares, the date the transfer has either been acknowledged or served upon the company, as well as the amount paid up on each share.

5.

In the register, the names and addresses of those who have a right of usufruct or a pledge with respect to the shares shall also be recorded, showing the date on which they acquired the right, the date the transfer has either been acknowledged or served upon the company as well as, whether they are entitled to exercise the voting rights attached to the shares or the rights conferred by law upon holders of depositary receipts issued with the cooperation of the company.

6.	All shareholders, usufructuaries and pledgees shall ensure that the company is informed of their addresses.

7.	The register shall be updated regularly; any discharge of an obligation to make outstanding capital contributions shall also be recorded therein.

8.	Upon request, the Management Board shall provide shareholders, usufructuaries and pledgees, free of charge, with an extract from the register reflecting their share rights.

If a share is subject to a right of usufruct or a pledge, the extract shall state in whom the rights set forth in paragraph 5 of the present article are vested.

9.	The Management Board shall deposit the register at the offices of the Company for inspection by the shareholders and by any usufructuaries and pledgees who have the same rights as holders of depositary receipts for shares issued with the cooperation of the Company.

10.	All entries in, copies of, or extracts from the register of shareholders shall be signed by those persons entitled to represent the company.

USUFRUCT ON SHARES.

ARTICLE 6.

1.	A right of usufruct may be imposed on shares.

2.	The shareholder shall have the voting rights with respect to shares subject to a usufruct.

3.

Notwithstanding the preceding paragraph, the usufructuary shall have the right to vote, if so provided at the time of granting the usufruct, provided both such provision and, in the case of a transfer of the usufruct, the assignment of the right to vote are approved by the shareholders meeting.

4.	A shareholder without voting rights and a usufructuary with voting rights have the same rights as those conferred by law upon the holders of depositary receipts for shares issued with the cooperation of the company.

A usufructuary without voting rights shall not have these rights.

5.	Any rights arising from a share that pertain to the acquisition of additional shares shall also vest in the shareholder, provided that he compensates the usufructuary with the value of such rights to the extent that the latter is entitled thereto under his right of usufruct.

THE PLEDGE OF SHARES.

ARTICLE 7.

1.	Shares may be pledged.

2.	The shareholder shall have the voting rights with respect to pledged shares.

3.	Notwithstanding the preceding paragraph, the pledgee shall have the right to vote, if so provided upon creation of the pledge, and if the creation of the pledge has been approved by the shareholders meeting.

A third party subrogated to the rights of the pledgee shall have the right to vote only if the shareholders meeting approve the assignment of the right to vote.

4.	A shareholder without voting rights and a pledgee with voting rights shall have the same rights as those conferred by law upon the holders of depositary receipts for shares issued with the cooperation of the company.

A pledgee without voting rights shall not have these rights.

5.	The provisions of the present articles of association regarding the restriction on the transfer of shares and in respect of the disposal and transfer of shares shall apply to the disposal and transfer of shares by a pledgee or to the transmission of shares to a pledgee, provided that the pledgee shall exercise all the rights conferred upon the shareholder in respect of disposal and transfer and shall perform the obligations of the latter in respect thereof.

RESTRICTIONS ON THE TRANSFER OF SHARES.

ARTICLE 8.

1.	Shares may be transferred only after the approval for the proposed transfer has been granted by the shareholders meeting.

For the application of this article shares shall be deemed to include the right to subscribe for shares.

2.	The request shall be deemed to have been approved:

a.	if, within a three-months period of the receipt of the request, the applicant is not informed of a decision, or

b.	if, together with a rejection of the application, the applicant is not notified by the shareholders meeting of a prospective purchaser or purchasers willing and able to purchase for cash all of the shares covered by the application.

3.	In case the approval is granted or may be deemed to have been granted, the applicant is free to transfer his shares for a period of three-months after the approval has been granted or is deemed to have been granted or after the three-months period as referred to under paragraph 2 a has been expired.

4.	The company itself may be a prospective purchaser only after having obtained the consent of the applicant.

5.

Upon request of one or more of the parties the price shall be determined by one independent expert to be appointed by the judge of the Cantonal Court within whose jurisdiction the company has its official office.

6.	The applicant may withdraw his request within one month of having been notified of the price as determined by the expert.

TRANSFER OF SHARES.

ARTICLE 9.

The transfer of a share and the creation or assignment of a limited right on a share, requires a notarial deed to that effect, executed before a civil law notary, officiating in the Netherlands.

Furthermore, the legal provisions to that effect shall apply.

MANAGEMENT.

ARTICLE 10.

1.	The company shall have a Management Board consisting of one or more Managing Directors.

2.	Managing Directors shall be appointed by the shareholders meeting.

3.	Managing Directors may at any time be suspended or dismissed by the shareholders meeting.

Managing Directors may be suspended by the Supervisory Board at any time.

A suspension may last no longer than three months in total, even after having been extended one or more times.

4.	The remuneration and other terms and conditions under which each individual Managing Director is appointed shall be determined by the shareholders meeting.

5.	The Management Board may lay down rules regarding the manner in which the Management Board shall make decisions.

The rules shall require the approval of the Supervisory Board.

6.	A Managing Director may be represented at Management Board meetings only by another Managing Director.

7.	The Management Board may also adopt resolutions without convening a meeting, provided that all of the Managing Directors have been consulted and that none objects to adopting resolutions in this manner.

8.	Management Board resolutions relating to any of the matters as shall be determined and clearly defined by the Supervisory Board and notified to the Management Board shall be subject to the approval of the Supervisory Board.

For the purpose of the applicability of the previous sentence a resolution of the Management Board approving a resolution of any body of a company in which the company participates shall be treated as a resolution of the Management Board to enter into a transaction as referred to in the previous sentence provided that the first mentioned resolution is subject to such approval.

Failure to obtain the approval defined in the present paragraph shall not affect the Management Board or the Managing Directors authority to represent the company.

9.	The Management Board shall comply with instructions regarding the general lines of the financial, social, economic and employment policies to be given by the shareholders meeting.

ARTICLE 11.

In the event that one or more Managing Directors are absent or prevented from acting, the remaining Managing Directors or the sole remaining Managing Director shall be entrusted with the management of the company.

In the event that all the Managing Directors or the sole Managing Director is absent or prevented from acting, a person to be appointed for that purpose by the Supervisory Board, whether or not from among its members, shall be temporarily entrusted with the management of the company.

REPRESENTATION.

ARTICLE 12.

1.	The company shall be represented by the Management Board except to the extent otherwise provided by law.

In addition, the authority to represent the company is vested in each Managing Director.

2.	In the event that the company has a conflict of interest with a Managing Director in his official capacity, the company shall continue to be represented in the manner described in paragraph 1 above.

In the event that the company has a conflict of interest with a Managing Director in his private capacity, the company shall be represented by a person to be appointed for this purpose by the Supervisory Board, whether or not from among its members.

SUPERVISORY BOARD.

ARTICLE 13.

1.	The company shall have a Supervisory Board consisting of one or more natural persons.

2.	The duties of the Supervisory Board shall be the supervision of the conduct of management by the company’s Management Board and of the general course of affairs of the company and of any affiliated enterprise.

The Supervisory Board shall assist the Management Board by rendering advice.

In performing their duties, the members of the Supervisory Board shall be guided by the interests of the company and of any enterprise affiliated therewith.

3.	Supervisory Directors shall be appointed by the shareholders meeting.

4.	Supervisory Directors may be suspended or dismissed by the shareholders meeting at any time.

A suspension may last no longer than three months in total, even after having been extended one or more times.

5.	The Supervisory Board shall at any time have access to all buildings and premises in use by the company, and shall be entitled to inspect all of the company’s books and records and to examine all of the company’s assets.

The Supervisory Board may delegate this authority to one or more of its members, or to an expert.

6.	If the Supervisory Board consists of two or more Supervisory Directors, it shall appoint a chairman from among its members.

In that event, the shareholders meeting may designate a member of the Supervisory Board as delegated Supervisory Director who shall be particularly responsible for maintaining regular contact with the Management Board on the state of affairs in the company.

7.	The Supervisory Board shall hold meetings as often as one or more of its members shall desire, as often as the Management Board shall request, or as often as necessary in pursuance of the provisions of the present articles.

8.	The Board shall adopt resolutions by an absolute majority of the total number of votes to be cast by all Supervisory Directors in office.

9.	Each member of the Board shall be entitled to cast one vote.

10.	A Supervisory Director may be represented at a meeting of the Supervisory Board only by a another Supervisory Director.

11.	The Supervisory Board may also adopt valid resolutions without convening a meeting, provided that all of its members have been consulted and that none has stated an objection to adopting resolutions in this manner.

FINANCIAL YEAR, ANNUAL ACCOUNTS.

ARTICLE 14.

1.	The company’s financial year shall be concurrent with the calendar year.

2.	The Management Board shall prepare the annual accounts (consisting of the balance sheet and profit and loss account with explanatory notes thereto) within five months of the end of each financial year, unless this period is extended by the shareholders meeting by no more than six months due to extraordinary circumstances.–Unless the provisions of section 403 Book 2 Dutch Civil Code apply to the company, the Management Board shall also, within the above-mentioned period, prepare an annual report.

The annual accounts shall be signed by all Managing and Supervisory Directors.

If the signature of one or more of these is lacking, this fact and the reason therefore shall be indicated.

3.	The annual accounts shall be adopted by the shareholders meeting.

The unconditional adoption of the annual accountants shall discharge the Management Board from any liability with respect to the conduct of its management activities during the financial year concerned, and the Supervisory Board for its supervision thereof, insofar as such management is reflected in the annual accounts.

ALLOCATION OF PROFITS.

ARTICLE 15.

1.	The company may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent that the company’s shareholders’ equity exceeds the sum of the paid-in and called-up part of the company’s capital and the reserves which it is legally required to maintain.

2.	The profit appearing from the profit and loss account adopted by the shareholders meeting shall be at the disposal of the shareholders meeting.

3.	The company may make interim distributions only to the extent that the requirements set forth in paragraph 1 above are satisfied, and provided that it has obtained the prior approval of the Supervisory Board.

4.	There shall be no distribution of profits in favor of the company with respect to shares, or to shares of which it holds depositary receipts issued therefore, which the company has acquired in its own capital.

MEETINGS OF SHAREHOLDERS.

ARTICLE 16.

1.	The annual meeting of shareholders shall be held every year within six months of the end of the financial year, in which the annual accounts shall be considered and adopted, unless the period set forth in paragraph 2 of article 14 of the present articles is extended in conformity with the provisions set out therein.

In the event the period referred to in article 14 paragraph 2 is extended, the matters indicated in the previous sentence will be dealt with in a shareholders meeting to be held no later than one month after the extension.

2.	Meetings of shareholders shall be held in the municipality in which the company has its official seat.

3.	A meeting of shareholders at which the entire issued capital is represented may, by unanimous vote, adopt valid resolutions, even in the event the formalities for convening and holding a meeting are disregarded.

ARTICLE 17.

Shareholders may also adopt resolutions without convening a meeting of shareholders, provided that the shareholders entitled to vote approve the resolution in writing (including telegrams, telexes and telefax) unanimously.

The foregoing shall not apply if, in addition to the shareholders, there are others entitled to attend meetings.

AMENDMENTS TO THE ARTICLES OF ASSOCIATION, DISSOLUTION, LIQUIDATION.

ARTICLE 18.

1.	The shareholders meeting may resolve to amend the company’s articles or to dissolve the company.

2.	In the event that a resolution to dissolve the company is adopted, the liquidation shall be arranged by the Management Board, unless the shareholders meeting appoints other liquidators.

3.	The present articles shall remain effective, to the extent possible, during the liquidation.

4.	Any liquidation surplus shall be distributed to the shareholders and other parties entitled thereto in proportion to their respective rights.